[DATE], 2013


Board of Trustees
The Advisors' Inner Circle Fund
One Freedom Valley Drive
Oaks, PA 19456

Board of Trustees
Invesco Equity Funds
11 Greenway Plaza, Suite 1000
Houston, TX 77046



     RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF [NOVEMBER 1, 2013] (THE "AGREEMENT"), BETWEEN AND AMONG THE ADVISORS' INNER CIRCLE FUND, A MASSACHUSETTS BUSINESS TRUST ("AIC"), ON BEHALF OF ITS SERIES, THE AT DISCIPLINED EQUITY FUND (THE "ACQUIRING FUND"), AND AIM EQUITY FUNDS, A DELAWARE STATUTORY TRUST ("AIM"), ON BEHALF OF ITS SERIES, THE INVESCO DISCIPLINED EQUITY FUND (THE "ACQUIRED FUND"), AND SOLELY FOR THE PURPOSES OF SECTIONS 9.2 AND 11.2 OF THE AGREEMENT, INVESCO ADVISERS, INC., INVESTMENT ADVISER TO THE ACQUIRED FUND ("IAI"), AND SOLELY FOR THE PURPOSES OF SECTION 9.2 OF THE AGREEMENT, CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), AND SOLELY FOR THE PURPOSES OF
          SECTION 11.1 OF THE AGREEMENT, STEIN ROE INVESTMENT COUNSEL, INC. ("SRIC"), INVESTMENT ADVISER OF THE ACQUIRING FUND.


Ladies and Gentlemen:

                    You have requested our opinion as to certain U.S. federal income tax consequences of the reorganization of the Acquired Fund and the Acquiring Fund (the "Reorganization"). The Reorganization will involve the transfer of all of the assets of the Acquired Fund to the Acquiring Fund and the assumption of the liabilities of the Acquired Fund by the Acquiring Fund in exchange for shares of beneficial interest of the Acquiring Fund. The shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund, following which the Acquired Fund will be liquidated. In the distribution, holders of shares of the Acquired Fund will receive shares of the Acquiring Fund.

                    In rendering our opinion, we have reviewed and relied upon
(a) the Agreement, (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the recently held Special Meeting of Shareholders, (c) certain representations concerning the Reorganization made to us in letters from AIM and AIC dated [DATE 2013] (collectively, the "Representation Letters"), (d) all other documents, financial and other reports and corporate

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Boards of Trustees
DATE, 2013
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minutes that we deemed relevant or appropriate, and (e) such statutes, regulations, rulings and decisions as we deemed material with respect to this opinion. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

                    For purposes of this opinion, we have assumed that the Acquired Fund on the Closing Date of the Reorganization will satisfy, and following the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

                    Based on the foregoing and provided the specified Reorganization is carried out in accordance with the applicable laws of the Commonwealth of Massachusetts and the State of Delaware, the Agreement and the Representation Letters, it is our opinion, with respect to the Reorganization that:

                    1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Acquired Fund and the Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

                    2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities or upon the distribution of the Acquiring Fund Shares to the Acquired Fund's shareholders in exchange for their Acquired Fund Shares.

                    3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

                    4. The adjusted tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Acquired Fund immediately prior to the Reorganization.

                    5. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the Reorganization.

                    6. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund.

                    7. The aggregate adjusted tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate adjusted tax basis of the


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Boards of Trustees
DATE, 2013
Page 3

Acquired Fund Shares held by the Acquired Fund's shareholders immediately prior to the Reorganization.

                    8. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefore, provided that the Acquired Fund Shares were held as a capital asset on the Closing Date.

                    9. For purposes of section 381 of the Code, the Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b) -1(b) of the Treasury Regulations) the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381(b) and (c), 382, 383 and 384 of the Code.

                    Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting and (ii) any shareholder of the Acquired Fund or the Acquiring Fund that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

                    This opinion letter expresses our views only as to U.S. federal income tax laws in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinions and analysis expressed herein, if contested, would be sustained by a court. Our opinion is based upon the Code, the applicable Treasury Regulations promulgated thereunder, the present position of the Internal Revenue Service as set forth in published revenue rulings and revenue procedures, present administrative positions of the Internal Revenue Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter.

                    Our opinion is conditioned upon the performance by AIM and AIC of their respective undertakings in the Agreement and the Representation Letters.

                    This opinion is being rendered to AIC, on behalf of the Acquiring Fund, and to AIM, on behalf of the Acquired Fund, and may be relied upon only by AIC, AIM, the Acquired Fund, the Acquiring Fund and their respective shareholders.

                         Very truly yours,